Exhibit 21.1

AMERICAN PHYSICIANS SERVICE GROUP, INC.

LIST OF SUBSIDIARIES

AS OF APRIL 1, 2007

APS Investment Services, Inc.

APS Financial Corporation, Inc.

APS Asset Management, Inc.

APS Insurance Services, Inc.

APSFM, Inc.

American Physicians Insurance Agency, Inc.

American Physicians Insurance Company

APSC, Inc.

APS Professional Liability Insurance Agency, Inc.

FMI Partners, Ltd.

American Physicians Management Consulting, Inc.

APMC Financial Services, Inc.

APS Capital Corp.

APS Facilities Management, Inc.